Exhibit 99.1

Bob Brand
972-281-5335
bob.brand@kcc.com

KIMBERLY-CLARK ANNOUNCES YEAR-END 2013 RESULTS AND 2014 OUTLOOK

DALLAS, January 24, 2014-Kimberly-Clark Corporation (NYSE: KMB) today reported year-end 2013 results and provided its 2014 outlook and related key planning assumptions.
Executive Summary

•
Fourth quarter 2013 net sales of $5.3 billion were even with the year-ago period. Organic sales rose 5 percent, including an 11 percent increase in K-C International. Organic sales exclude the impact of changes in foreign currency exchange rates and lost sales as a result of European strategic changes and pulp and tissue restructuring actions.

•	Diluted net income per share for the fourth quarter of 2013 was $1.40 versus $0.68 in 2012. Full-year diluted net income per share was $5.53 in 2013 and $4.42 in 2012.

•
Fourth quarter adjusted earnings per share were $1.44 in 2013 compared to $1.37 in the prior year. The improvement was driven by organic sales growth and cost savings, partially offset by input cost inflation and unfavorable foreign currency rates.

•
Full-year adjusted earnings per share were $5.77 in 2013 compared to $5.25 in 2012 and the company’s previous guidance of $5.65 to $5.75. Fourth quarter and full-year adjusted earnings per share in both years exclude certain items described later in this press release.

•	Adjusted earnings per share in 2014 are expected to be $6.00 to $6.20.

•
The company expects to increase its dividend by 2 to 4 percent effective April 2014. This will represent Kimberly-Clark’s 42nd consecutive annual increase in the dividend. Share repurchases for 2014 are expected to total $1.3 to $1.5 billion.

Chairman and Chief Executive Officer Thomas J. Falk said, “Our fourth quarter results capped off another year of excellent performance for Kimberly-Clark. For the full year of 2013, we delivered organic sales growth of 4 percent, with 9 percent growth in K-C International and benefits from product innovations around the world. We improved adjusted operating profit margin by 90 basis points, aided by $310 million of cost savings from our ongoing FORCE program. We grew adjusted earnings per share by 10 percent, well above our original plan for the year and slightly higher than the top-end of our long-range target. Finally, we generated strong cash flow and returned $2.4 billion to shareholders through dividends and share repurchases. Overall, we had a very good year of financial performance and I’m encouraged by the progress we made in 2013.”

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Falk added, “The strength of our results this past year gives us added confidence that we will continue to execute our Global Business Plan well going forward. In 2014, we will pursue targeted growth initiatives, launch innovations and support our growth opportunities with increased advertising and research spending. We expect to achieve a healthy level of cost savings, which should help fund brand investments and improve margins. We will also focus on cash generation and allocate capital in shareholder-friendly ways. And while we expect significant currency headwinds and higher commodity costs this year, we plan to deliver solid bottom-line growth. We remain optimistic about our prospects to drive profitable growth and generate attractive returns to shareholders.”
Fourth Quarter 2013 Operating Results
Sales of $5.3 billion in the fourth quarter of 2013 were even with the year-ago period. Organic sales rose 5 percent, with increased sales volumes of 4 percent and higher net selling prices of 1 percent. Lost sales in conjunction with European strategic changes and pulp and tissue restructuring actions reduced sales by 3 percent and foreign currency exchange rates were unfavorable by 2 percent.
Operating profit was $822 million in the fourth quarter of 2013 versus $449 million in 2012. Adjusted operating profit was $836 million in the fourth quarter of 2013, up 5 percent compared to $798 million in the year-ago period. Adjusted results exclude restructuring costs for European strategic changes of $14 million in 2013 and $299 million in 2012. Adjusted results in 2012 also exclude $50 million of costs for pulp and tissue restructuring actions.
The increase in year-over-year adjusted operating profit included benefits from organic sales growth and $75 million in cost savings from the company's FORCE (Focused On Reducing Costs Everywhere) program. Input costs increased $85 million overall, with $45 million of increased costs for raw materials other than fiber, $35 million of higher fiber costs, and $5 million of higher distribution costs. Foreign currency translation effects, as a result of the weakening of several currencies relative to the U.S. dollar, reduced operating profit by $25 million. Currency transaction effects also negatively impacted the operating profit comparison.
The fourth quarter effective tax rate was 32.4 percent in 2013 compared to 38.5 percent in 2012. The fourth quarter adjusted effective tax rate, which does not include the effects of the previously mentioned items excluded from adjusted earnings per share calculations, was 31.8 percent in 2013 and 30.6 percent in 2012. The full-year adjusted effective tax rate in 2013 was 31.2 percent, in line with the company’s expectation for an adjusted rate between 30 and 32 percent.
Kimberly-Clark's share of net income of equity companies in the fourth quarter was $48 million in 2013 and $51 million in 2012. At Kimberly-Clark de Mexico, S.A.B. de C.V., results were negatively impacted by lower net sales, partially offset by cost savings and lower input costs.
Cash Flow and Balance Sheet
Cash provided by operations in the fourth quarter of 2013 was $945 million compared to an all-time record $1,119 million in the prior year. The decrease was driven by a smaller improvement in working capital versus the year-ago period, partially offset by higher cash earnings. Cash provided by operations

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for the full year was $3,040 million in 2013 compared to $3,288 million in 2012. The decrease was driven by higher tax payments, cash costs for European strategic changes and increased defined benefit pension plan contributions, partially offset by higher cash earnings. Full-year pension contributions were $220 million in 2013 and $110 million in 2012.
Capital spending for the fourth quarter was $256 million in 2013 and $330 million in 2012. Full-year 2013 spending totaled $953 million, slightly below the company’s target range of $1.0 to $1.1 billion. Fourth quarter 2013 share repurchases were 2.4 million shares at a cost of $250 million. Full-year 2013 share repurchases totaled 12.4 million shares at a cost of $1.2 billion. Total debt and redeemable securities was $6.3 billion at the end of 2013 and $6.7 billion at the end of 2012.
Fourth Quarter 2013 Business Segment Results
Personal Care Segment
Fourth quarter sales of $2.4 billion decreased 1 percent. Lost sales as a result of European strategic changes reduced sales volumes by 3 percent and currency rates were unfavorable by 3 percent. Organic sales volumes rose 6 percent. Fourth quarter operating profit of $398 million decreased 5 percent. The comparison was negatively impacted by input cost inflation and unfavorable currency rates, partially offset by benefits from organic sales growth and cost savings.
Sales in North America were even with the year-ago period. Volumes were up 3 percent, while net selling prices fell 2 percent, including increased promotion activity in the baby and child care categories, and currency rates were unfavorable by 1 percent. Adult care volumes increased high-single digits, including benefits from product innovations and market share gains. Huggies diaper volumes were up mid-single digits, with benefits from improved Huggies Snug & Dry diapers. Child care and feminine care volumes were down low-single digits.
Sales in K-C International increased 5 percent despite a 6 point negative impact from changes in currency rates. Sales volumes were up 9 percent and the combined impact of higher net selling prices and improved product mix added 2 points of growth. Volumes increased in China, Russia, Vietnam and throughout most of Latin America, including Brazil and Venezuela.
Sales in Europe decreased 45 percent, including a 52 point negative impact from lost sales in conjunction with European strategic changes. Organic sales volumes rose 4 percent, driven by growth in child care. Currency rates were favorable by 2 percent and net selling prices improved 1 percent.
Consumer Tissue Segment
Fourth quarter sales of $1.7 billion were essentially even with the year-ago period. Net selling prices rose 2 percent and higher organic sales volumes and favorable product mix each added 1 point of growth. Lost sales in conjunction with European strategic changes and pulp and tissue restructuring actions reduced sales by 3 percent and currency rates were unfavorable by 1 percent. Fourth quarter operating profit of $275 million increased 17 percent. The comparison benefited from organic sales growth, cost savings and lower marketing, research and general expenses, partially offset by input cost inflation.

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Sales in North America were down 1 percent. Sales volumes fell 3 percent and were impacted by sheet count reductions accompanying product innovation launched earlier in 2013, along with a slow start to the cold and flu season that impacted Kleenex facial tissue sales. Net selling prices improved 1 percent, with benefits from the sheet count reductions, and product mix advanced 1 percent.
Sales in K-C International increased 6 percent despite a 6 point negative impact from changes in currency rates. Sales volumes rose 6 percent, net selling prices improved 5 percent and product mix was favorable by 1 percent. The organic growth was driven by increases in Latin America, primarily in Brazil and Venezuela, along with gains in Australia.
Sales in Europe decreased 8 percent, including a 13 point negative impact from lost sales in conjunction with European strategic changes and pulp and tissue restructuring actions. Organic sales volumes increased 5 percent and currency rates added 3 points of growth, while product mix was off 2 percent.
K-C Professional (KCP) Segment
Fourth quarter sales of $0.8 billion increased 3 percent. Organic sales volumes and net selling prices each improved 2 percent and product mix was favorable by 1 point. Currency rates were unfavorable by 2 percent. Fourth quarter operating profit of $149 million increased 8 percent. The comparison benefited from organic sales growth and cost savings, partially offset by input cost inflation and higher marketing, research and general spending.
Sales in North America increased 2 percent. Volumes were up 1 percent and the combined impact of changes in net selling prices and product mix was favorable by 1 point. Volumes rose in the washroom and wiper categories, but fell in safety products due to the exit of certain lower-margin offerings.
Sales in K-C International increased 6 percent despite a 7 point drag from unfavorable currency rates. Net selling prices rose 6 percent, volumes improved 5 percent and product mix advanced 2 percent. The organic growth was driven by broad-based increases in Latin America.
Sales in Europe were even with year-ago levels. Lost sales in conjunction with European strategic changes and pulp and tissue restructuring actions reduced sales by 3 percent, offset by favorable currency rates.
Health Care Segment
Fourth quarter sales of $0.4 billion increased 2 percent. Sales volumes rose 3 percent, while currency rates were unfavorable by 1 percent. Fourth quarter operating profit of $62 million increased 2 percent, driven by organic sales growth, mostly offset by higher manufacturing-related costs.
Medical device volumes were up high-single digits, with strong growth in pain management products and a solid increase in digestive health offerings. Surgical and infection prevention volumes were even with year-ago levels, as increases in most product areas were offset by declines in exam gloves.

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Full-Year 2013 Results
Sales of $21.2 billion in 2013 were essentially even with the prior year. Organic sales rose 4 percent, with higher sales volumes of 3 percent and increased net selling prices of 1 percent. Changes in foreign currency rates, and lost sales in conjunction with European strategic changes and pulp and tissue restructuring actions, each reduced sales by approximately 2 percent.
Operating profit of $3,208 million in 2013 increased 19 percent compared to $2,686 million in 2012. Adjusted operating profit was $3,325 million in 2013, up 7 percent versus $3,120 million in 2012. Adjusted operating profit comparisons benefited from organic sales growth and FORCE cost savings of $310 million. On the other hand, input costs were $205 million higher overall versus 2012. Foreign currency translation effects reduced operating profit by $70 million. Currency transaction effects also negatively impacted the operating profit comparison.
Diluted net income per share was $5.53 in 2013 and $4.42 in 2012. Adjusted earnings per share were $5.77 in 2013, up 10 percent compared to $5.25 in 2012. The increase in adjusted earnings per share was primarily due to higher adjusted operating profit, along with increased equity income and a lower share count.
Adjusted operating profit and adjusted earnings per share in 2013 exclude restructuring costs for European strategic changes and a balance sheet remeasurement charge due to the February 2013 devaluation of the Venezuelan bolivar. Adjusted results in 2012 exclude restructuring costs for European strategic changes and charges for pulp and tissue restructuring actions. Additional detail on these items and further information about why the company uses these non-GAAP financial measures are provided later in this news release.
Potential Health Care Business Spin-Off - Update
In November 2013, Kimberly-Clark announced that it was pursuing a tax-free spin-off of its health care business. A spin-off would create a stand-alone, publicly traded health care company with approximately $1.6 billion in annual net sales and leading market positions in both surgical and infection prevention products and medical devices. Company management continues to analyze the potential spin-off and expects to seek approval from the Board of Directors in the second quarter of 2014 to execute the spin-off. Kimberly-Clark continues to expect that the spin-off will be completed by the end of the third quarter of 2014, assuming Board approval and subject to market, regulatory and other conditions.
Western and Central European Businesses Strategic Changes - Update
In October 2012, Kimberly-Clark announced that it would exit the diaper category in Western and Central Europe, with the exception of the Italian market, divest or exit some lower-margin businesses in certain European markets, primarily in the consumer tissue segment, and streamline its European manufacturing footprint and administrative organization. The impacted businesses generated annual net sales of approximately $0.5 billion and negligible operating profit. Total related restructuring costs will be incurred through 2014 and are expected to be toward the high end of the previously communicated range of $350 to $400 million pre-tax ($300 to $350 million after tax). Cash costs are projected to be

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toward the low end of the prior estimate of 50 to 60 percent of total charges. Fourth quarter 2013 restructuring costs were $14 million pre-tax and after tax, bringing cumulative costs to $380 million pre-tax ($308 million after tax).
2014 Outlook and Key Planning Assumptions
The company’s key planning and guidance assumptions for 2014 are as follows:

•	Net sales decrease of 1 percent to an increase of 2 percent.

•	Organic sales growth of 3 to 5 percent, with volumes up 2 to 3 percent and changes in net selling prices and product mix, combined, up an additional 1 to 2 percent.

•	Negative foreign currency exchange rate impact of 2 to 3 percent.

•	Negative impact from lost sales as a result of European strategic changes and pulp and tissue restructuring actions of 1 percent, with nearly all of the impact in the first half of 2014.

•	Adjusted operating profit growth of 3 to 7 percent.

•	Cost savings of at least $300 million from the company’s FORCE program.

•	Pulp and tissue restructuring savings of $30 million, bringing cumulative four-year savings to $100 million.

•	Foreign currency translation effects are expected to negatively impact operating profit growth by 3 to 4 percent. Currency transaction effects are also anticipated to negatively impact comparisons.

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Inflation in key cost inputs of $150 to $250 million. This assumes North American market prices of $800 to $830 per metric ton for eucalyptus pulp, $90 to $100 per barrel for oil and $4.00 to $4.50 per MMBTU for natural gas.

•	Advertising and research and development spending are expected to increase faster than sales to support targeted growth initiatives and innovation activities.

•	Interest expense is expected to increase somewhat, mostly due to higher debt levels.

•	Net income from equity companies similar to, or up slightly, compared to the prior year.

•	Adjusted effective tax rate and effective tax rate both between 31.0 and 32.5 percent.

•	Adjusted earnings per share of $6.00 to $6.20, up 4 to 7 percent compared to $5.77 in 2013.

•	Capital spending of $1.0 to $1.2 billion, generally in line with the company’s long-range target of 4 ½ to 5 ½ percent of net sales.

•	Defined benefit pension plan contributions of $100 to $200 million.

•	Average primary working capital cash conversion cycle is anticipated to improve 1 to 2 days.

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Dividend expected to increase 2 to 4 percent effective April 2014, subject to approval by the Board of Directors. The anticipated increase is below the growth in adjusted earnings per share in 2013 in order to maintain an appropriate payout taking into account the planned spin-off of the company’s health care business.

•	Share repurchases are expected to total $1.3 to $1.5 billion, subject to market conditions.

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The company’s 2014 projections include a full-year estimate for the health care business and do not include transaction and related costs for the potential health care business spin-off.
Non-GAAP Financial Measures
This press release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:

•	Adjusted earnings and earnings per share

•	Adjusted gross and operating profit

•	Adjusted effective tax rate
These non-GAAP financial measures exclude the following items for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures:

•	Western and Central Europe strategic changes and related restructuring charges. (See previous discussion in this press release.)

•
Balance sheet remeasurement charge due to devaluation of Venezuelan bolivar. In the first quarter of 2013, the company recorded a charge for the remeasurement of the local currency-denominated balance sheet due to the February 2013 devaluation of the Venezuelan bolivar.

•
Pulp and tissue restructuring charges. In 2011 and 2012, the company executed pulp and tissue restructuring actions to exit its remaining integrated pulp manufacturing operations and improve the underlying profitability and return on invested capital of its consumer tissue and K-C Professional businesses. The restructuring actions were substantially completed by December 31, 2012.

In addition, this press release includes information regarding organic sales, which exclude the impact of changes in foreign currency rates and lost sales in conjunction with European strategic changes and pulp and tissue restructuring actions.
The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share and improvement in the company's adjusted return on invested capital and adjusted operating profit return on sales determined by excluding certain of the charges that are used in calculating these non-GAAP financial measures.

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Conference Call
A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CST) today. The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company's Web site (www.kimberly-clark.com).
About Kimberly-Clark
Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 175 countries. Every day, nearly a quarter of the world's population trust K-C brands and the solutions they provide to enhance their health, hygiene and well-being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds No. 1 or No. 2 share positions in more than 80 countries. To keep up with the latest K-C news and to learn more about the company's 142-year history of innovation, visit www.kimberly-clark.com.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's Web site.
Certain matters contained in this news release concerning the outlook, including key planning assumptions, anticipated financial and operating results, dividends and share repurchases, growth initiatives, advertising, research, innovation, capital and other spending and expenses, cost savings and reduction, the anticipated costs, scope, timing and financial and other effects of the potential spin-off of the health care business and the Western and Central Europe strategic changes, the effective tax rate, sources and uses of cash, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors, such as currency rates and exchange risks, cost savings and reductions, raw material, energy and other input costs, competition, and market demand and economic conditions, that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2012 entitled “Risk Factors.”

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KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
(Millions, except per share amounts)

	Three Months Ended December 31
	2013	2012	Change
Net Sales	$5,305	$5,307	—
Cost of products sold	3,492	3,783	-7.7%
Gross Profit	1,813	1,524	+19.0%
Marketing, research and general expenses	999	1,066	-6.3%
Other (income) and expense, net	(8)	9	N.M.
Operating Profit	822	449	+83.1%
Interest income	4	5	-20.0%
Interest expense	(72)	(72)	—
Income Before Income Taxes and Equity Interests	754	382	+97.4%
Provision for income taxes	(244)	(147)	+66.0%
Income Before Equity Interests	510	235	+117.0%
Share of net income of equity companies	48	51	-5.9%
Net Income	558	286	+95.1%
Net income attributable to noncontrolling interests	(19)	(19)	—
Net Income Attributable to Kimberly-Clark Corporation	$539	$267	+101.9%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$1.41	$0.68	+107.4%
Diluted	$1.40	$0.68	+105.9%
Cash Dividends Declared	$0.81	$0.74	+9.5%

Common Shares Outstanding	December 31
	2013	2012
Outstanding shares as of	380.8	389.3
Average diluted shares for three months ended	384.9	393.5

N.M. – Not meaningful
Unaudited

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KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
(Millions, except per share amounts)

	Twelve Months Ended December 31
	2013	2012	Change
Net Sales	$21,152	$21,063	+0.4%
Cost of products sold	13,912	14,314	-2.8%
Gross Profit	7,240	6,749	+7.3%
Marketing, research and general expenses	4,028	4,069	-1.0%
Other (income) and expense, net	4	(6)	N.M.
Operating Profit	3,208	2,686	+19.4%
Interest income	20	18	+11.1%
Interest expense	(283)	(284)	-0.4%
Income Before Income Taxes and Equity Interests	2,945	2,420	+21.7%
Provision for income taxes	(929)	(768)	+21.0%
Income Before Equity Interests	2,016	1,652	+22.0%
Share of net income of equity companies	205	176	+16.5%
Net Income	2,221	1,828	+21.5%
Net income attributable to noncontrolling interests	(79)	(78)	+1.3%
Net Income Attributable to Kimberly-Clark Corporation	$2,142	$1,750	+22.4%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$5.58	$4.45	+25.4%
Diluted	$5.53	$4.42	+25.1%
Cash Dividends Declared	$3.24	$2.96	+9.5%

Common Shares Outstanding	December 31
	2013	2012
Average diluted shares for twelve months ended	387.3	396.1

N.M. – Not meaningful
Unaudited

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KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended December 31, 2013
	As Reported	Charges for European Strategic Changes	As Adjusted Non-GAAP
Cost of products sold	$3,492	$10	$3,482
Gross profit	1,813	(10)	1,823
Marketing, research and general expenses	999	2	997
Other (income) and expense, net	(8)	2	(10)
Operating profit	822	(14)	836
Income before income taxes and equity interests	754	(14)	768
Provision for income taxes	(244)	—	(244)
Effective tax rate	32.4%	—	31.8%
Income before equity interests	510	(14)	524
Net income	558	(14)	572
Net income attributable to Kimberly-Clark Corporation	539	(14)	553
Diluted earnings per share	1.40	(0.04)	1.44

	Three Months Ended December 31, 2012
	As Reported	Charges for Pulp and Tissue Restructuring	Charges for European Strategic Changes	As Adjusted Non-GAAP
Cost of products sold	$3,783	$45	$250	$3,488
Gross profit	1,524	(45)	(250)	1,819
Marketing, research and general expenses	1,066	4	49	1,013
Other (income) and expense, net	9	1	—	8
Operating profit	449	(50)	(299)	798
Income before income taxes and equity interests	382	(50)	(299)	731
Provision for income taxes	(147)	20	57	(224)
Effective tax rate	38.5%	—	—	30.6%
Income before equity interests	235	(30)	(242)	507
Net income	286	(30)	(242)	558
Net income attributable to Kimberly-Clark Corporation	267	(30)	(242)	539
Diluted earnings per share	0.68	(0.08)	(0.61)	1.37

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures.

Unaudited

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KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Twelve Months Ended December 31, 2013
	As Reported	Charges for European Strategic Changes	Charge for Venezuelan Bolivar Devaluation	As Adjusted Non-GAAP
Cost of products sold	$13,912	$54	$—	$13,858
Gross profit	7,240	(54)	—	7,294
Marketing, research and general expenses	4,028	22	—	4,006
Other (income) and expense, net	4	5	36	(37)
Operating profit	3,208	(81)	(36)	3,325
Income before income taxes and equity interests	2,945	(81)	(36)	3,062
Provision for income taxes	(929)	15	10	(954)
Effective tax rate	31.5%	—	—	31.2%
Income before equity interests	2,016	(66)	(26)	2,108
Net income	2,221	(66)	(26)	2,313
Net income attributable to Kimberly-Clark Corporation	2,142	(66)	(26)	2,234
Diluted earnings per share	5.53	(0.17)	(0.07)	5.77

	Twelve Months Ended December 31, 2012
	As Reported	Charges for Pulp and Tissue Restructuring	Charges for European Strategic Changes	As Adjusted Non-GAAP
Cost of products sold	$14,314	$128	$250	$13,936
Gross profit	6,749	(128)	(250)	7,127
Marketing, research and general expenses	4,069	6	49	4,014
Other (income) and expense, net	(6)	1	—	(7)
Operating profit	2,686	(135)	(299)	3,120
Income before income taxes and equity interests	2,420	(135)	(299)	2,854
Provision for income taxes	(768)	49	57	(874)
Effective tax rate	31.7%	—	—	30.6%
Income before equity interests	1,652	(86)	(242)	1,980
Net income	1,828	(86)	(242)	2,156
Net income attributable to Kimberly-Clark Corporation	1,750	(86)	(242)	2,078
Diluted earnings per share	4.42	(0.22)	(0.61)	5.25

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KIMBERLY-CLARK CORPORATION
CONSOLIDATED BALANCE SHEET
(Millions)

	December 31
	2013	2012
ASSETS
Current Assets
Cash and cash equivalents	$1,054	$1,106
Accounts receivable, net	2,545	2,642
Inventories	2,233	2,348
Other current assets	718	493
Total Current Assets	6,550	6,589
Property, Plant and Equipment, Net	7,948	8,095
Investments in Equity Companies	382	355
Goodwill	3,181	3,337
Other Intangible Assets	243	246
Long-Term Note Receivable	—	395
Other Assets	615	856
TOTAL ASSETS	$18,919	$19,873

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$375	$1,115
Redeemable preferred securities of subsidiary	506	—
Trade accounts payable	2,598	2,443
Accrued expenses	2,060	2,244
Dividends payable	309	289
Total Current Liabilities	5,848	6,091
Long-Term Debt	5,386	5,070
Noncurrent Employee Benefits	1,312	1,992
Deferred Income Taxes	817	488
Other Liabilities	344	396
Redeemable Preferred and Common Securities of Subsidiaries	72	549
Stockholders' Equity
Kimberly-Clark Corporation	4,856	4,985
Noncontrolling interests	284	302
Total Stockholders' Equity	5,140	5,287
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$18,919	$19,873

Unaudited

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KIMBERLY-CLARK CORPORATION
CONSOLIDATED CASH FLOW STATEMENT
(Millions)

	Three Months Ended December 31		Twelve Months Ended December 31
	2013	2012	2013	2012
Operating Activities
Net income	$558	$286	$2,221	$1,828
Depreciation and amortization	222	215	863	857
Asset impairments	3	171	45	171
Stock-based compensation	19	10	92	67
Deferred income taxes	23	(96)	151	224
Net (gains) losses on asset dispositions	11	20	11	35
Equity companies' earnings in excess of dividends paid	39	26	(36)	(27)
(Increase) decrease in operating working capital	101	454	(158)	119
Postretirement benefits	(23)	18	(158)	7
Other	(8)	15	9	7
Cash Provided by Operations	945	1,119	3,040	3,288
Investing Activities
Capital spending	(256)	(330)	(953)	(1,093)
Acquisitions of businesses	—	—	(32)	(5)
Proceeds from dispositions of property	16	3	129	9
Proceeds from sales of investments	10	9	26	23
Investments in time deposits	(47)	(151)	(93)	(212)
Maturities of time deposits	28	17	94	95
Other	(5)	(3)	(15)	(1)
Cash Used for Investing	(254)	(455)	(844)	(1,184)
Financing Activities
Cash dividends paid	(310)	(292)	(1,223)	(1,151)
Change in short-term borrowings	(309)	(193)	(287)	271
Debt proceeds	1	—	890	315
Debt repayments	(2)	(21)	(544)	(492)
Cash paid on redeemable preferred securities of subsidiary	(6)	(7)	(27)	(28)
Proceeds from exercise of stock options	68	42	232	565
Acquisitions of common stock for the treasury	(257)	(322)	(1,216)	(1,284)
Other	(17)	(23)	(10)	2
Cash Used for Financing	(832)	(816)	(2,185)	(1,802)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	16	9	(63)	40
Increase (Decrease) in Cash and Cash Equivalents	(125)	(143)	(52)	342
Cash and Cash Equivalents - Beginning of Period	1,179	1,249	1,106	764
Cash and Cash Equivalents - End of Period	$1,054	$1,106	$1,054	$1,106

Unaudited

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KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended December 31			Twelve Months Ended December 31
	2013	2012	Change	2013	2012	Change
NET SALES

Personal Care	$2,366	$2,380	-0.6%	$9,536	$9,576	-0.4%
Consumer Tissue	1,668	1,675	-0.4%	6,637	6,527	+1.7%
K-C Professional	846	825	+2.5%	3,323	3,283	+1.2%
Health Care	417	410	+1.7%	1,618	1,622	-0.2%
Corporate & Other	8	17	N.M.	38	55	N.M.
TOTAL NET SALES	$5,305	$5,307	—	$21,152	$21,063	+0.4%

OPERATING PROFIT

Personal Care	$398	$419	-5.0%	$1,698	$1,660	+2.3%
Consumer Tissue	275	235	+17.0%	988	887	+11.4%
K-C Professional	149	138	+8.0%	608	545	+11.6%
Health Care	62	61	+1.6%	230	229	+0.4%
Corporate & Other(a)	(70)	(395)	N.M.	(312)	(641)	N.M.
Other (income) and expense, net	(8)	9	N.M.	4	(6)	N.M.
TOTAL OPERATING PROFIT	$822	$449	+83.1%	$3,208	$2,686	+19.4%

(a)
For the three and twelve months ended December 31, 2013, Corporate & Other includes charges related to the European strategic changes of $12 and $76, respectively. For the three and twelve months ended December 31, 2012, Corporate & Other includes charges related to the European strategic changes of $299 and charges related to the pulp and tissue restructuring actions of $49 and $134, respectively.

N.M. – Not meaningful
Unaudited

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KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended December 31, 2013
	Total	Organic Volume	Restructuring Impact on Volume(a)	Total Volume	Net Price	Mix/ Other(b)	Currency

Consolidated	—	4	(3)	1	1	—	(2)
Personal Care	(0.6)	6	(3)	3	—	(1)	(3)
Consumer Tissue	(0.4)	1	(3)	(2)	2	1	(1)
K-C Professional	2.5	2	—	2	2	1	(2)
Health Care	1.7	3	—	3	—	—	(1)

	Twelve Months Ended December 31, 2013
	Total	Organic Volume	Restructuring Impact on Volume(a)	Total Volume	Net Price	Mix/ Other(b)	Currency

Consolidated	0.4	3	(2)	1	1	—	(2)
Personal Care	(0.4)	4	(3)	1	—	1	(2)
Consumer Tissue	1.7	2	(1)	1	2	—	(1)
K-C Professional	1.2	1	(1)	—	1	1	(1)
Health Care	(0.2)	1	—	1	—	—	(1)

(a) Lost volume related to the European strategic changes and pulp and tissue restructuring actions.
(b) Mix/Other includes rounding.

Unaudited

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KIMBERLY-CLARK CORPORATION
OUTLOOK FOR 2014

ESTIMATED FULL YEAR 2014 DILUTED EARNINGS PER SHARE

Adjusted earnings per share	$6.00	-	$6.20
Adjustment for charges related to European strategic changes	(0.05)	-	(0.03)
Per share basis – diluted net income attributable to Kimberly-Clark Corporation	$5.95	-	$6.17

The company’s 2014 projections include a full-year estimate for the health care business and do not include transaction and related costs for the potential health care business spin-off.

Investor Relations contact:	Paul Alexander, 972-281-1440, palexand@kcc.com

Media Relations contact:	Bob Brand, 972-281-5335, bob.brand@kcc.com

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